DENNY’S CORPORATION REPORTS RESULTS FOR SECOND QUARTER 2018

SPARTANBURG, S.C., July 30, 2018 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its second quarter ended June 27, 2018.

Second Quarter 2018 Highlights

•	Total Operating Revenue grew 18.0% to $157.3 million, primarily due to the benefit of revenue recognition changes.

•
Domestic system-wide same-store sales** decreased 0.7%, including decreases of 0.1% at company restaurants and 0.8% at domestic franchised restaurants. Excluding the negative holiday shift, domestic system-wide same-store sales** would have been nearly flat.

•	Completed 51 remodels, including 48 at franchised restaurants.

•	Operating Income grew 11.5% to $19.0 million.

•	Company Restaurant Operating Margin* was $16.2 million and Franchise Operating Margin* was $25.5 million.

•	Net Income was $11.6 million, or $0.18 per diluted share.

•	Adjusted Net Income* was $11.7 million, or $0.18 per diluted share.

•	Adjusted EBITDA* increased 0.2% to $27.2 million.

•	Adjusted Free Cash Flow* increased 4.0% to $13.7 million.

•	Reiterated prior annual guidance for company and domestic franchised restaurant same-store sales** growth, Adjusted EBITDA* and Adjusted Free Cash Flow* while revising certain other guidance.

•	Repurchased $12.7 million of common stock.

John Miller, President and Chief Executive Officer, stated, “Denny's generated strong cash flows during the second quarter, and we are pleased to be reiterating our annual guidance for same-store sales** growth, Adjusted EBITDA* and Adjusted Free Cash Flow*. Although sales were challenged by a formidable year-ago comparison, a negative holiday shift, and a highly competitive value environment, we generated strong total operating margins through effective cost management and grew Adjusted Net Income Per Share* by 28.2%. Going forward, we remain committed to delivering positive and profitable system sales growth by executing our on-going brand revitalization strategy, enhancing the overall guest experience, and expanding our global reach.”

Second Quarter Results

The following table summarizes the impact of adopting Topic 606 on the line items within the Company's Consolidated Statement of Income for the quarter ended June 27, 2018. Additional details related to revenue recognition changes are located on page 4.

	Quarter ended June 27, 2018
Consolidated Statement of Income	As Reported	Adjustments	Amounts without adoption of Topic 606
	(In thousands, except per share amounts)
Franchise and license revenue	$54,593	$(20,949)	$33,644
Costs of franchise and license revenue	29,049	(20,535)	8,514
Provision for income taxes	2,578	(107)	2,471
Net income	11,626	(307)	11,319
Basic net income per share	$0.18	$0.00	$0.18
Diluted net income per share	$0.18	$(0.01)	$0.17

Denny’s total operating revenue grew 18.0% to $157.3 million primarily due to recognizing franchise advertising revenue on a gross basis in accordance with Topic 606 and an increase in company restaurant sales. Company restaurant sales grew 4.5% to $102.7 million due to a greater number of company restaurants compared to the prior year quarter. Franchise and license revenue grew 55.9% to $54.6 million compared to $35.0 million in the prior year quarter. The increase was primarily due to recognizing $19.5 million of advertising revenue in accordance with Topic 606 and an increase in initial fees that benefited from revenue recognition changes, partially offset by lower occupancy revenue due to scheduled lease terminations.

Company Restaurant Operating Margin* was $16.2 million, or 15.7% of company restaurant sales, compared to $16.7 million, or 16.9%, in the prior year quarter. The change was primarily due to increases in minimum wages and third-party delivery costs, partially offset by higher sales. Franchise Operating Margin* was $25.5 million, or 46.8% of franchise and license revenue, compared to $24.8 million, or 70.7%, in the prior year quarter. This was primarily due to recording advertising revenue and related costs on a gross basis, an increase in initial fees, and an improving occupancy margin, partially offset by other direct costs.

Total general and administrative expenses improved 5.9% to $15.6 million, compared to $16.6 million in the prior year quarter. This was primarily due to reductions in share-based compensation and market valuation changes in the Company's deferred compensation plan liabilities. Interest expense, net was $5.4 million versus $3.7 million in the prior year quarter primarily due to increases in the credit facility balance and related interest rates. Denny’s ended the quarter with $313.0 million of total debt outstanding, including $282.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $2.6 million, reflecting an effective tax rate of 18.1%, primarily due to the new 21.0% federal statutory income tax rate and a $0.7 million benefit associated with the settlement of share-based compensation. Given the Company's utilization of tax credit carryforwards, approximately $1.1 million in cash taxes was paid during the quarter.

Net Income was $11.6 million, or $0.18 per diluted share, compared to $8.7 million, or $0.12 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* grew 28.2% to $0.18 compared to $0.14 in the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $13.7 million of Adjusted Free Cash Flow* in the quarter after investing $7.4 million in cash capital expenditures, including the acquisition of real estate and one franchised restaurant, as well as the remodel of three company restaurants.

During the quarter, the Company allocated $12.7 million to share repurchases. As of June 27, 2018, the Company had approximately $167 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Business Outlook

The following full year 2018 expectations reflect the current business environment, the impacts of recent tax reform, and revenue recognition changes.

•	Same-store sales** growth at company and domestic franchised restaurants between 0% and 2%.

•	35 to 45 new restaurant openings (vs. 40 to 50), with net restaurant decline of 5 to 10 restaurants (vs. approximately flat net restaurant growth).

•	Total operating revenue between $626 and $634 million (vs. $634 and $642 million) including franchise and license revenue between $216 and $219 million (vs. $222 and $225 million).

•	Company Restaurant Operating Margin* between 15% and 16% and Franchise Operating Margin* between 47% and 48% (vs. 46% and 47%).

•	Total general and administrative expenses between $67 and $69 million (vs. $68 and $70 million).

•	Adjusted EBITDA* between $105 and $107 million.

•	Depreciation and amortization expense between $27 and $28 million.

•	Net interest expense between $19.5 and $20.5 million (vs. $18.5 and $19.5 million).

•	Effective income tax rate between 16% and 19% with cash taxes between $3 and $5 million.

•	Cash capital expenditures between $33 and $35 million.

•	Adjusted Free Cash Flow* between $48 and $50 million.

*
Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Revenue Recognition Changes

Effective December 28, 2017, the first day of fiscal 2018, the Company adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606),” and all subsequent ASUs that modified Topic 606 on a modified retrospective basis. Results for reporting periods beginning after December 28, 2017 are presented under Topic 606. Prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under Topic 605 “Revenue Recognition.”

The adoption of Topic 606 did not impact the recognition of company restaurant sales or royalties from franchised restaurants. The most significant effects of the new guidance on the comparability of our results of operations between 2018 and 2017 include the following:

•
Under Topic 606, advertising revenues and expenditures are recorded on a gross basis within the Consolidated Statements of Income. Under the previous guidance of Topic 605, the Company recorded franchise advertising expense net of contributions from franchisees to our advertising programs, including local co-operatives. While this change materially impacts the gross amount of reported franchise and license revenue and costs of franchise and license revenue, the impact is generally an offsetting increase to both revenue and expense with little, if any, impact on operating income and net income. Similarly, upon adoption, other franchise services fees are recorded on a gross basis within the Consolidated Statements of Income, whereas, under previous guidance, they were netted against the related expenses.

•
Under Topic 606, recognition of initial franchise fees is deferred until the commencement date of the agreement and occurs over time based on the term of the underlying franchise agreement. In the event a franchise agreement is terminated, any remaining deferred fees are recognized in the period of termination. Under the previous guidance, initial franchise fees were recognized upon the opening of a franchise restaurant. The effect of the required deferral of initial franchise fees received in a given year is mitigated by the recognition of revenue from fees received in prior periods. Upon adoption, the Company recorded deferred franchise revenue of $21.0 million, and increases of $15.6 million to opening deficit and $5.4 million to deferred tax assets. The deferred franchise revenue will be amortized over the term of the individual franchise agreements.

•
Under previous guidance, we recorded gift card breakage when the likelihood of redemption was remote. Breakage was recorded as a benefit to our advertising fund or reduction to other operating expenses, depending on where the gift cards were sold. Under Topic 606, gift card breakage is recognized proportionally as redemptions occur. The Company's gift card breakage primarily relates to cards sold by third parties. Breakage revenue related to third party sales is recorded as advertising revenue (included as a component of franchise and license revenue) with an offsetting amount recorded as advertising expense (included as a component of costs of franchise and license revenue).

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the second quarter ended June 27, 2018 on its quarterly investor conference call today, Monday, July 30, 2018 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of June 27, 2018, Denny’s had 1,720 franchised, licensed, and company restaurants around the world including 128 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, the Philippines, Costa Rica, the United Arab Emirates, Guam, Curaçao, El Salvador, Guatemala, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2017 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Jennifer Mazzabufi, ICR
203-682-8254

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	6/27/18	12/27/17
Assets
Current assets
Cash and cash equivalents	$3,750	$4,983
Receivables, net	18,975	21,384
Other current assets	15,136	14,922
Total current assets	37,861	41,289
Property, net	142,645	139,856
Goodwill	39,843	38,269
Intangible assets, net	60,851	57,109
Deferred income taxes	19,333	16,945
Other noncurrent assets	34,026	30,314
Total assets	$334,559	$323,782

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,092	$3,168
Accounts payable	26,095	32,487
Other current liabilities	53,218	59,246
Total current liabilities	82,405	94,901
Long-term liabilities
Long-term debt, less current maturities	282,000	259,000
Capital lease obligations, less current maturities	27,945	27,054
Other	60,086	40,187
Total long-term liabilities	370,031	326,241
Total liabilities	452,436	421,142

Shareholders' deficit
Common stock	1,084	1,077
Paid-in capital	596,248	594,166
Deficit	(328,722)	(334,661)
Accumulated other comprehensive loss, net of tax	(2,017)	(2,316)
Treasury stock	(384,470)	(355,626)
Total shareholders' deficit	(117,877)	(97,360)
Total liabilities and shareholders' deficit	$334,559	$323,782

Debt Balances
(In thousands)	6/27/18	12/27/17
Credit facility revolver due 2022	$282,000	$259,000
Capital leases	31,037	30,222
Total debt	$313,037	$289,222

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	6/27/18	6/28/17
Revenue:
Company restaurant sales	$102,741	$98,355
Franchise and license revenue	54,593	35,021
Total operating revenue	157,334	133,376
Costs of company restaurant sales	86,575	81,697
Costs of franchise and license revenue	29,049	10,244
General and administrative expenses	15,597	16,581
Depreciation and amortization	6,691	5,799
Operating (gains), losses and other charges, net	462	2,046
Total operating costs and expenses, net	138,374	116,367
Operating income	18,960	17,009
Interest expense, net	5,385	3,740
Other nonoperating income, net	(629)	(410)
Net income before income taxes	14,204	13,679
Provision for income taxes	2,578	4,930
Net income	$11,626	$8,749

Basic net income per share	$0.18	$0.13
Diluted net income per share	$0.18	$0.12

Basic weighted average shares outstanding	63,644	69,407
Diluted weighted average shares outstanding	66,128	71,661

Comprehensive income	$15,016	$7,219

General and Administrative Expenses	Quarter Ended
(In thousands)	6/27/18	6/28/17
Share-based compensation	$1,211	$2,080
Other general and administrative expenses	14,386	14,501
Total general and administrative expenses	$15,597	$16,581

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Two Quarters Ended
(In thousands, except per share amounts)	6/27/18	6/28/17
Revenue:
Company restaurant sales	$203,934	$192,134
Franchise and license revenue	108,673	69,152
Total operating revenue	312,607	261,286
Costs of company restaurant sales	173,433	159,532
Costs of franchise and license revenue	57,605	19,990
General and administrative expenses	32,157	34,090
Depreciation and amortization	13,205	11,535
Operating (gains), losses and other charges, net	822	2,829
Total operating costs and expenses, net	277,222	227,976
Operating income	35,385	33,310
Interest expense, net	10,010	7,281
Other nonoperating income, net	(417)	(767)
Net income before income taxes	25,792	26,796
Provision for income taxes	4,407	9,674
Net income	$21,385	$17,122

Basic net income per share	$0.33	$0.24
Diluted net income per share	$0.32	$0.24

Basic weighted average shares outstanding	64,038	70,205
Diluted weighted average shares outstanding	66,552	72,459

Comprehensive income	$21,684	$14,983

General and Administrative Expenses	Two Quarters Ended
(In thousands)	6/27/18	6/28/17
Share-based compensation	$2,561	$4,053
Other general and administrative expenses	29,596	30,037
Total general and administrative expenses	$32,157	$34,090

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Net Income internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Two Quarters Ended
(In thousands, except per share amounts)	6/27/18	6/28/17	6/27/18	6/28/17
Net income	$11,626	$8,749	$21,385	$17,122
Provision for income taxes	2,578	4,930	4,407	9,674
Operating (gains), losses and other charges, net	462	2,046	822	2,829
Other nonoperating income, net	(629)	(410)	(417)	(767)
Share-based compensation	1,211	2,080	2,561	4,053
Deferred compensation plan valuation adjustments	250	400	30	831
Interest expense, net	5,385	3,740	10,010	7,281
Depreciation and amortization	6,691	5,799	13,205	11,535
Cash payments for restructuring charges and exit costs	(375)	(180)	(565)	(1,209)
Cash payments for share-based compensation	—	(14)	(1,913)	(3,946)
Adjusted EBITDA	$27,199	$27,140	$49,525	$47,403

Cash interest expense, net	(5,106)	(3,472)	(9,451)	(6,736)
Cash paid for income taxes, net	(1,072)	(2,273)	(1,495)	(2,668)
Cash paid for capital expenditures	(7,362)	(8,262)	(19,928)	(15,079)
Adjusted Free Cash Flow	$13,659	$13,133	$18,651	$22,920

	Quarter Ended		Two Quarters Ended
(In thousands, except per share amounts)	6/27/18	6/28/17	6/27/18	6/28/17
Net income	$11,626	$8,749	$21,385	$17,122
Losses (gains) on sales of assets and other, net	(27)	1,749	(64)	2,433
Impairment charges	81	—	118	—
Tax effect (1)	(9)	(631)	(9)	(878)
Adjusted Net Income	$11,671	$9,867	$21,430	$18,677

Diluted weighted average shares outstanding	66,128	71,661	66,552	72,459

Diluted Net Income Per Share	$0.18	$0.12	$0.32	$0.24
Adjustments Per Share	$—	$0.02	$—	$0.02
Adjusted Net Income Per Share	$0.18	$0.14	$0.32	$0.26

(1)
Tax adjustments for the three and six months ended June 27, 2018 are calculated using the Company's year-to-date effective tax rate of 17.1%. Tax adjustments for the three and six months ended June 28, 2017 are calculated using the Company's year-to-date effective tax rate of 36.1%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchise restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Two Quarters Ended
(In thousands)	6/27/18	6/28/17	6/27/18	6/28/17
Operating income	$18,960	$17,009	$35,385	$33,310
General and administrative expenses	15,597	16,581	32,157	34,090
Depreciation and amortization	6,691	5,799	13,205	11,535
Operating (gains), losses and other charges, net	462	2,046	822	2,829
Total Operating Margin	$41,710	$41,435	$81,569	$81,764

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$16,166	$16,658	$30,501	$32,602
Franchise Operating Margin (2)	25,544	24,777	51,068	49,162
Total Operating Margin	$41,710	$41,435	$81,569	$81,764

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	6/27/18		6/28/17
Company restaurant operations: (1)
Company restaurant sales	$102,741	100.0%	$98,355	100.0%
Costs of company restaurant sales:
Product costs	25,054	24.4%	24,769	25.2%
Payroll and benefits	41,065	40.0%	38,492	39.1%
Occupancy	5,435	5.3%	5,503	5.6%
Other operating costs:
Utilities	3,359	3.3%	3,053	3.1%
Repairs and maintenance	1,887	1.8%	1,667	1.7%
Marketing	3,711	3.6%	3,621	3.7%
Other	6,064	5.9%	4,592	4.7%
Total costs of company restaurant sales	$86,575	84.3%	$81,697	83.1%
Company restaurant operating margin (non-GAAP) (2)	$16,166	15.7%	$16,658	16.9%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,192	46.1%	$25,338	72.4%
Advertising revenue	19,530	35.8%	—	—%
Initial and other fees	1,810	3.3%	588	1.7%
Occupancy revenue	8,061	14.8%	9,095	26.0%
Total franchise and license revenue	$54,593	100.0%	$35,021	100.0%

Costs of franchise and license revenue:
Advertising costs	$19,530	35.8%	$588	1.7%
Occupancy costs	5,645	10.3%	6,571	18.8%
Other direct costs	3,874	7.1%	3,085	8.8%
Total costs of franchise and license revenue	$29,049	53.2%	$10,244	29.3%
Franchise operating margin (non-GAAP) (2)	$25,544	46.8%	$24,777	70.7%

Total operating revenue (4)	$157,334	100.0%	$133,376	100.0%
Total costs of operating revenue (4)	115,624	73.5%	91,941	68.9%
Total operating margin (non-GAAP) (4)(2)	$41,710	26.5%	$41,435	31.1%

Other operating expenses: (4)(2)
General and administrative expenses	$15,597	9.9%	$16,581	12.4%
Depreciation and amortization	6,691	4.3%	5,799	4.3%
Operating (gains), losses and other charges, net	462	0.3%	2,046	1.5%
Total other operating expenses	$22,750	14.5%	$24,426	18.3%

Operating income (4)	$18,960	12.1%	$17,009	12.8%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Two Quarters Ended
(In thousands)	6/27/18		6/28/17
Company restaurant operations: (1)
Company restaurant sales	$203,934	100.0%	$192,134	100.0%
Costs of company restaurant sales:
Product costs	49,989	24.5%	47,902	24.9%
Payroll and benefits	82,291	40.4%	75,889	39.5%
Occupancy	11,082	5.4%	10,237	5.3%
Other operating costs:
Utilities	6,764	3.3%	6,106	3.2%
Repairs and maintenance	3,777	1.9%	3,330	1.7%
Marketing	7,476	3.7%	7,242	3.8%
Other	12,054	5.9%	8,826	4.6%
Total costs of company restaurant sales	$173,433	85.0%	$159,532	83.0%
Company restaurant operating margin (non-GAAP) (2)	$30,501	15.0%	$32,602	17.0%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$50,357	46.3%	$49,882	72.1%
Advertising revenue	38,840	35.7%	—	—%
Initial and other fees	3,227	3.0%	1,072	1.6%
Occupancy revenue	16,249	15.0%	18,198	26.3%
Total franchise and license revenue	$108,673	100.0%	$69,152	100.0%

Costs of franchise and license revenue:
Advertising costs	$38,840	35.7%	$1,113	1.6%
Occupancy costs	11,474	10.6%	13,077	18.9%
Other direct costs	7,291	6.7%	5,800	8.4%
Total costs of franchise and license revenue	$57,605	53.0%	$19,990	28.9%
Franchise operating margin (non-GAAP) (2)	$51,068	47.0%	$49,162	71.1%

Total operating revenue (4)	$312,607	100.0%	$261,286	100.0%
Total costs of operating revenue (4)	231,038	73.9%	179,522	68.7%
Total operating margin (non-GAAP) (4)(2)	$81,569	26.1%	$81,764	31.3%

Other operating expenses: (4)(2)
General and administrative expenses	$32,157	10.3%	$34,090	13.0%
Depreciation and amortization	13,205	4.2%	11,535	4.4%
Operating gains, losses and other charges, net	822	0.3%	2,829	1.1%
Total other operating expenses	$46,184	14.8%	$48,454	18.5%

Operating income (4)	$35,385	11.3%	$33,310	12.7%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended		Two Quarters Ended
(increase vs. prior year)	6/27/18	6/28/17	6/27/18	6/28/17
Company Restaurants	(0.1)%	2.7%	1.5%	0.6%
Domestic Franchised Restaurants	(0.8)%	2.6%	0.2%	0.8%
Domestic System-wide Restaurants	(0.7)%	2.6%	0.4%	0.8%

Average Unit Sales	Quarter Ended		Two Quarters Ended
(In thousands)	6/27/18	6/28/17	6/27/18	6/28/17
Company Restaurants	$570	$576	$1,135	$1,129
Franchised Restaurants	$402	$400	$798	$785

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units March 28, 2018	182	1,542	1,724
Units Opened	—	8	8
Units Reacquired	1	(1)	—
Units Closed	(3)	(9)	(12)
Net Change	(2)	(2)	(4)
Ending Units June 27, 2018	180	1,540	1,720

Equivalent Units
Second Quarter 2018	180	1,543	1,723
Second Quarter 2017	171	1,559	1,730
Net Change	9	(16)	(7)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 27, 2017	178	1,557	1,735
Units Opened	—	18	18
Units Reacquired	6	(6)	—
Units Closed	(4)	(29)	(33)
Net Change	2	(17)	(15)
Ending Units June 27, 2018	180	1,540	1,720

Equivalent Units
Year-to-Date 2018	179	1,543	1,722
Year-to-Date 2017	170	1,560	1,730
Net Change	9	(17)	(8)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.